Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Westrock Coffee Company on Form S-8 of our report dated March 29, 2022, which includes an explanatory paragraph as to Riverview Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Riverview Acquisition Corp. as of December 31, 2021 and for the period from February 4, 2021 (inception) through December 31, 2021 appearing in the Registration Statement of Westrock Coffee Holdings, LLC on Form S-4 (Registration No. 333-264464).

/s/ Marcum llp

New York, NY

August 26, 2022